Exhibit 99.2

Inotek Pharmaceuticals Announces Pricing of $50.0 Million of 5.75% Convertible Senior Notes due 2021

LEXINGTON, MASS – August 2, 2016 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company”) today announced the pricing of an underwritten public offering of $50.0 million aggregate principal amount of 5.75% Convertible Senior Notes due 2021 (the “Notes”). The Company has granted the underwriters a 30-day option to purchase up to an additional $7.5 million aggregate principal amount of Notes. The offering is expected to close on or about August 5, 2016, subject to customary closing conditions. Cowen and Company, LLC and Piper Jaffray & Co. are acting as joint book-running managers. Perella Weinberg Partners LP and J. Wood Capital Advisors LLC are serving as financial advisors to the Company in connection with the offering.

Interest on the Notes will be paid semiannually in arrears on February 1 and August 1 of each year at the rate of 5.75% per year, beginning on February 1, 2017. The Notes will mature on August 1, 2021, unless earlier repurchased, redeemed or converted in accordance with their terms prior to such date. The Notes will be convertible at the option of holders of the Notes at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive shares of the Company’s common stock. The Company may redeem the Notes, at its option, in whole or in part, if certain conditions are met at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The conversion rate for the Notes will initially be 124.7505 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $8.02 per share of common stock, and is subject to adjustment under the terms of the Notes. In certain circumstances the conversion rate will be increased in connection with voluntary conversions by the holders of the Notes. Holders of the Notes may require the Company to repurchase their Notes upon the occurrence of a fundamental change prior to maturity for cash at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The gross proceeds from the offering (before deducting underwriting discounts and commissions and estimated offering expenses payable by us) will be $50.0 million, excluding any exercise of the underwriters’ option to purchase an additional $7.5 million aggregate principal amount of Notes. The Company intends to use the net proceeds from this offering to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost, for the reduction of intraocular pressure, as well as for general corporate purposes.

The offering is being made pursuant to an effective shelf registration statement (including a base prospectus) previously filed with the Securities and Exchange Commission (“SEC”), a preliminary prospectus supplement, filed with the SEC on August 1, 2016 and a related free writing prospectus filed with the SEC on August 2, 2016. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC. When available, these documents may be obtained from Cowen and Company c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island

Avenue, Edgewood, NY 11717, by calling (631) 274-2806, or by fax (631) 254-7140, or from Piper Jaffray by mail: Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota, 55402, by telephone at (800) 747-3924, or by email prospectus@pjc.com. You may also obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inotek Pharmaceuticals Corporation

Inotek is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases.

Forward-Looking Statements

This press release contains forward-looking statements, including relating to the closing of and the use of net proceeds from the offering, which are subject to substantial risks, uncertainties and assumptions. These forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, Ph.D.

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

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